EXECUTION VERSION

AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment (the “Amendment”) to the Employment Agreement, dated October 17, 2006, as amended by an amendment dated December 2, 2008 (the “Employment Agreement”), by and between Comverse Technology, Inc., a New York corporation (the “Company”), and Shefali Shah (the “Executive”) is entered into on March 16, 2010 by and between the Company and the Executive (collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Executive and the Company previously entered into the Employment Agreement under which the Company continues to employ the Executive;

WHEREAS, the Parties wish to amend the Employment Agreement to make certain revisions in accordance with the terms and conditions herein;

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, covenant and agree as follows:

1.	Amendments to Employment Agreement. The Employment Agreement is amended as follows:

(a)	Section 3 is hereby amended as follows:

(i)	by deleting the words “Associate General Counsel” and substituting therefor with “Senior Vice President, General Counsel and Corporate Secretary;” and

(ii)	deleting the last sentence thereof and replacing it in its entirety with the following:

“The Executive shall report to the Company’s Chief Executive Officer in carrying out her duties under this Agreement. If requested, the Executive shall also serve as an executive officer and/or member of the board of directors of any of the Company’s subsidiaries or affiliates without additional compensation.”

(b)	Section 4 is hereby amended as follows:

(i)	by adding the following as the third sentence thereof:

“For Fiscal Year 2010, the Executive shall be paid a Base Salary of no less than four hundred fourteen thousand dollars ($414,000), payable in accordance with the regular payroll practices of the Company.”

; and

(ii)	by deleting the last sentence thereof in its entirety and replacing it with the following:

“After giving effect to the preceding two sentences, the Base Salary may not be decreased from such increased amount unless the Executive provides her prior written consent to such decrease, it being understood that the Executive has given her voluntary consent to a reduction in Base Salary of 10% through July 11, 2010 (with no other changes to benefits and or bonus compensation).”

(c)	Section 5 is hereby amended by deleting the second and third sentences thereof in their entirety and replacing them with the following:

“Commencing with Fiscal 2010, the Executive’s maximum annual bonus opportunity for each fiscal year shall be $400,000 (and shall be adjusted based on future increases in Base Salary) and will be payable based upon the achievement of performance criteria developed by the Company’s Chief Executive Officer. For purposes of this Agreement, Executive’s target bonus opportunity (“Target Bonus”) shall be $300,000 (subject to achievement of the requisite performance criteria). Any bonuses shall be payable when bonuses are customarily payable under the Company’s regular payroll practices, but in no event later than 2 and 1/2 months following the end of the applicable fiscal year.”

(d)	Section 6 is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

“During the Term of Employment, the Executive will be eligible to receive equity awards under the Company’s stock incentive plans based on the performance of the Company and the performance of the Executive, as recommended by the Company’s Chief Executive Officer and determined in the good faith discretion of the Board and/or Compensation and Leadership Committee, as applicable, and consistent with the Executive’s role and responsibilities as Senior Vice President, General Counsel and Corporate Secretary of the Company, with such awards to be assessed on an annual basis.”

(e)	Section 9 is hereby amended by deleting subsection (c) thereof in its entirety.

(f)	Section 10 is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following:

“The Executive be entitled to four (4) weeks paid vacation in each calendar year and seven (7) personal days administered in accordance with the Company’s policies in place from time to time.”

(g)	Each of Sections 11(a)(ii), 11(b)(ii) and 11(d)(ii) is hereby amended by deleting the text of such subsection in its entirety and replacing it with the following:

“a pro-rata share of the annual bonus the Executive would have earned pursuant to Section 5 if she had remained employed through the end of the fiscal year in which the termination occurred based on the number of days the Executive is employed during the year of termination and based on the Company’s actual performance against the goals set by the Compensation Committee for such fiscal year, payable when bonuses are paid by the Company to its senior-level executives in respect of such fiscal year after the end of the applicable fiscal year (but not later than 2-1/2 months after the end of such fiscal year)”

(h)	Section 11(d)(iv) is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

“one hundred percent (100%) of the Target Bonus (regardless of any performance requirements), payable to Executive in a lump sum less applicable withholdings within 30 calendar days after the date of termination in accordance with the Company’s regular payroll practice;”

(i)	Section 11(g) is hereby amended by deleting the words “two (2) times” and substituting therefor with “one and a half (1.5) times;” and

(j)	Subsection (a)(i) of the definition of “Good Reason” is hereby amended by deleting the text thereof and replacing it with the following:

“a material reduction in the Executive’s Base Salary or Target Bonus, other than as part of an across-the-board reduction applicable to all senior executives of the Company that results in a reduction to the Executive proportional to that of other executives, provided, however, that an across-the-board reduction of Executive’s compensation in excess of 10% of Base Salary or 20% of Target Bonus shall constitute Good Reason;”

2.	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which taken together will constitute one and the same written agreement, which will be binding and effective as to all the Parties.

3.	Binding Effect. This Agreement shall be binding upon each of the Parties hereto, and upon their respective successors and assigns, and shall inure to the benefit of each of the Parties hereto, and their respective successors and assigns. Subject to the foregoing sentence, no person not a Party hereto shall have any right under or by virtue of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first set forth above.

COMVERSE TECHNOLOGY, INC.

By:	/s/ Andre Dahan
Name:	Andre Dahan
Title:	President and Chief Executive Officer

THE EXECUTIVE

/s/ Shefali Shah
Shefali Shah